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                                                                    Exhibit 3.36

                                     BY-LAWS
                                       OF
                                PSS CANADA, INC.

                                   ARTICLE I

                             MEETINGS OF SHAREOWNERS

         Annual Meetings of Shareowners shall be held on the last Monday in June of each year. All meetings of Shareowners (including the annual meetings) shall be held at such place either within or without the State of Kansas as shall be determined by the Board of Directors.

                                   ARTICLE II

                               NUMBER OF DIRECTORS

         The number of directors to constitute the Board of Directors of the Corporation shall be determined by the Shareowners of the Corporation at each Annual Meeting of the Shareowners, except that the Shareowners may create new directorships at any special meeting. If the number of Directors is not determined by the Shareowners at any Annual Meeting, the number Directors shall remain the same as it was immediately preceding such Annual Meeting.

                                  ARTICLE III

                             ACTION WITHOUT MEETING

         Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all Directors.

                                   ARTICLE IV

                                    OFFICERS

         The Officers of the Corporation shall be elected by the Board of Directors and shall consist of a President and a Secretary and such other Officers as the Board of Directors may deem necessary and proper.

         The Officers shall have the power and duty to see that all orders and resolutions of the Board of Directors are carried into effect.

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                                    ARTICLE V

                                 INDEMNIFICATION

         Section 1. Power to Indemnify in Actions, Suits or Proceedings other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article V, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 3. Authorization of Indemnification. Any indemnification under this Article V (unless ordered by a court) shall be made by the Corporation only in accordance with the terms of any agreement to which the Corporation is a party and as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article V. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the Shareowners. To

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the extent, however, that a director, officer, employee or agent of the
Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article V, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this
Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 and 2 of this Article V.

         Section 5. Indemnification by Order of Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article V, and notwithstanding the absence of any determination thereunder, any Director, Officer, Employee or Agent may apply to any court of competent jurisdiction in the State of Kansas for an order requiring the indemnification of such Director, Officer, Employee or Agent, to the extent otherwise permissible under Sections 1 and 2 of this Article V. The basis of such indemnification by a court shall be determination by such court that indemnification of the Director, Officer, Employee or Agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article V. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application.

         Section 6. Expenses Payable in Advance. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, Officer, Employee or Agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article V. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         Section 7. Non-exclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareowners or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article V shall be made to the fullest

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extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article V but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Code of the State of Kansas, or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, Employee or Agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

         Section 9. Meaning of "Corporation" for Purposes of Article V. For purposes of this Article V, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, Officers, and Employees or Agents, so that any person who is or was a Director, Officer, Employee or Agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving Corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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